Exhibit 99.1

Brightpoint Enters Into Agreement to Create Malaysian Joint Venture with STC Group

INDIANAPOLIS — December 9, 2011 – Brightpoint, Inc. (Nasdaq: CELL) (together with its subsidiaries and affiliates “Brightpoint”), a global leader in providing supply chain solutions to the wireless industry, today announced that its subsidiary, Brightpoint International (Malaysia) Sdn. Bhd. (“Brightpoint Malaysia”), has entered into an agreement with STC Partners Sdn. Bhd. (“STC”) to create a joint venture in Malaysia and purchase certain assets of STC. The joint venture, which will be operated through Brightpoint Malaysia, will provide wireless device distribution and logistic services to leading manufacturers, operators and retailers in the Malaysian market. Brightpoint will own 60 percent of the joint venture and STC will own 40 percent.

Brightpoint Malaysia will, in exchange for the assets that comprise the ongoing Malaysian wireless business of STC, pay RM18.9 million (approximately US$6.1 million) to STC and transfer 40 percent ownership of Brightpoint Malaysia to STC. In addition, Brightpoint Malaysia will purchase the fixed assets and inventory held by STC. Brightpoint Malaysia has agreed to pay to STC contingent cash earn-out payments, subject to the achievement of certain operating performance measures which may be payable after the anniversary of closing through each of the first five operational years. The aggregate earn-out payments shall in no event exceed RM35.1 million (approximately US$11.3 million) and the amount paid for STC’s fixed assets and inventory is currently not anticipated to exceed RM 15 million (approximately $4.9 million).

The proposed transactions are expected to close in January, 2012, pending the fulfillment of certain closing conditions. For additional details in connection with these transactions, please refer to the Current Report on Form 8-K, which Brightpoint, Inc. will file with the Securities and Exchange Commission today.

“We are excited to partner with STC and extend Brightpoint’s presence in Asia Pacific to the Malaysian market,” stated Bruce Thomlinson, Brightpoint’s President, Asia Pacific. “STC is an ideal strategic partner and we believe that this transaction will allow us to extend our in-country capabilities along with relationships with leading manufacturers and operators and further leverage our capacity and ability to offer cost effective solutions, in Malaysia.”

“We are proud to build upon our success in the Malaysian market by partnering with Brightpoint, a recognized global leader in the wireless industry supply chain,” stated Bernard Siow, Chairman of STC Group. “We believe that this collaboration will further broaden our business and raise our distribution and logistics capabilities, which, together with leveraging our customer network, will pave the way for us to be the leading wireless device distributor and logistic services provider in the Malaysian market.”

About Brightpoint, Inc.

Brightpoint, Inc. (Nasdaq:CELL) is a global leader in providing end-to-end supply chain solutions to leading stakeholders in the wireless industry. In 2010, Brightpoint handled approximately 99 million wireless devices globally. Brightpoint’s innovative services include distribution channel management, procurement, inventory management, repair services and reverse logistics, software loading, kitting and customised packaging, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint’s effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. Brightpoint has approximately 4,000 employees, as well as a significant number of temporary staff, and a global footprint covering more than 35 countries, including 13 Latin American countries through its investment in Intcomex, Inc. In 2010, Brightpoint generated revenue of $3.6 billion. Brightpoint provides distribution and customised services to over 25,000 B2B customers worldwide. Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint. These statements are only predictions and actual events or results may differ materially. Please refer to the documents Brightpoint files, from time to time, with the Securities and Exchange Commission, including Brightpoint’s most recent Form 10-K and Form 10-Q and Exhibit 99.1, thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.

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Brightpoint, Inc.	Brightpoint, Inc.
Tom Ward	Carolyn Manco
Investor Relations	Media Relations
317-707-2745	317-707-2276